Exhibit 5.5





April 30, 2004



Petrofund Energy Trust



Dear Sirs:

We refer to the Notice of Annual and Special Meeting of Unitholders and Proxy Statement and Information Circular of Ultima Energy Trust ("Ultima") dated April 30, 2004 with respect to a business combination involving Ultima and Petrofund Energy Trust ("Petrofund") and the registration statement on Form F-10 of Petrofund dated April 30, 2004 (the "Registration Statement"). We also refer to the annual information form of Ultima dated April 30, 2004 (the "AIF").

We hereby consent to the reference to our report contained in the AIF incorporated by reference in the Registration Statement.

Yours very truly,

MCDANIEL & ASSOCIATES CONSULTANTS LTD.


/s/  P.A. Welch, P. Eng.
---------------------------
P.A. Welch, P. Eng.
Executive Vice President

Calgary, Alberta
Dated:  April 30, 2004